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                                                                   EXHIBIT 23.4


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
North Fork Bancorporation, Inc.:



We consent to the incorporation by reference of our report, dated January 28, 2000 except Note 29, which is as of February 29, 2000, in Amendment No. 3 to Form S-4 of North Fork Bancorporation, Inc. (registration No. 333-32492), relating to the consolidated statements of financial condition of JSB Financial, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is included in the current report on Form 8-K/A-2 of North Fork Bancorporation, Inc. dated April 14, 2000.



We also consent to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG LLP
KPMG LLP
Melville, New York
May 15, 2000